Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on the Pre-Effective Amendment No. 4 to Form S-1 (File No. 333-186819) of our reports dated February 21, 2013, related to the (i) financial statement of RCS Capital Corporation as of December 31, 2012; and (ii) financial statements of Realty Capital Securities, LLC as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 which appear in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ WeiserMazars LLP

Woodbury, New York

May 20, 2013